Exhibit 8

Spirit Airlines, Inc.

Public Offering of Common Stock

                , 2011

Barclays Capital Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

As Representatives of the several Underwriters,

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Spirit Airlines, Inc., a Delaware corporation (the “Company”), certain selling stockholders and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.0001 par value (the “Common Stock”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Barclays Capital Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of the Underwriting Agreement (the “lock-up period”).

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Barclays Capital Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned.

Notwithstanding the foregoing, the undersigned may transfer shares of Common Stock (or any securities convertible into, exercisable for, or exchangeable for Common Stock) (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any third party granted an interest in the undersigned’s will or under the laws of descent, provided that such grantee agrees to be bound in writing by the restrictions set forth herein, (iv) in transactions relating to shares of Common Stock acquired by the undersigned in open market transactions after the completion of this offering, provided that no filings (other than a filing on Form 5 made after the expiration of the lock-up period) by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction, (v) if the undersigned is a corporation, business trust, association, limited liability company, partnership, limited liability partnership or other entity (individually, an “Entity”), to any Entity which is directly or indirectly controlled by, or is under common control with, the undersigned, provided that it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this lock-up agreement and there shall be no further transfer of such securities except in accordance with this lock-up agreement, and provided further that any such transfer shall not involve a disposition for value, or (vi) dispositions to the Company, during the lock-up period, by the undersigned of shares of Common Stock for the purpose of raising proceeds to cover the reasonably estimated U.S. federal or state tax liability incurred by the undersigned as a result of the vesting, during the lock-up period, of restricted shares of Common Stock heretofore granted to the undersigned, provided each such disposition shall occur on or about the time of such vesting and shall be of an amount of shares of Common Stock that raises gross proceeds that, as nearly as reasonably practicable, approximate such tax liability. In addition, the undersigned shall, during the lock-up period, be entitled to establish a 10b5-1 plan for the sale of shares of Common Stock pursuant to the terms and conditions of such plan, provided that no sale of shares of Common Stock under such plan shall be allowed until after the expiration of the lock-up period and the establishment of such plan does not require or result in any public announcement being made during the lock-up period.

For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

If the Company notifies you in writing that it does not intend to proceed with the Offering or for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this agreement shall likewise be terminated.

Yours very truly,

[Insert signature block, name and address of officer, director or Selling Stockholder]

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